Exhibit 10.82

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR EMPLOYEES

UNDER THE BLUEPRINT MEDICINES CORPORATION

2015 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee: %%FIRST_NAME%-% %%LAST_NAME%-%

No. of Restricted Stock Units: %%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Grant Date: %%OPTION_DATE%-%

Pursuant to the Blueprint Medicines Corporation 2015 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Blueprint Medicines Corporation (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above subject to the terms and conditions in this Restricted Stock Unit Award Agreement, including the Privacy Notice attached hereto as Exhibit A, the General Terms and Conditions for Non-U.S. Grantees attached hereto as Exhibit B and any Country-Specific Terms and Conditions for the Grantee’s country attached hereto as Exhibit C (collectively, the “Agreement”), and in the Plan. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share, of the Company (the “Stock”).

1.          Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.          Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in a continuous Service Relationship with the Company or any Service Recipient (as such terms are defined in Section 3 below) through such Dates; provided that the vesting of the Award shall accelerate and the Award shall become fully vested immediately upon termination of the Grantee’s Service Relationship due to the Grantee’s death or disability. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date

%%SHARES_PERIOD1,’999,999,999’%-%	%%VEST_DATE_PERIOD1%-%
%%SHARES_PERIOD2,’999,999,999’%-%	%%VEST_DATE_PERIOD2%-%
%%SHARES_PERIOD3,’999,999,999’%-%	%%VEST_DATE_PERIOD3%-%
%%SHARES_PERIOD4,’999,999,999’%-%	%%VEST_DATE_PERIOD4%-%

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.          Termination of Service Relationship. If the Grantee’s employment or service relationship as a consultant or director, as applicable (the “Service Relationship”) with the Company or, if different, the Subsidiary with which the Grantee has a Service Relationship (the “Service Recipient”) terminates for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. The Company’s determination of the reason for termination of the Grantee’s Service Relationship shall be conclusive and binding on the Grantee and the Grantee’s representatives or legatees.

4.          Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5.          Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, which is incorporated herein by reference, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.          Tax Withholding.

(a)The Grantee acknowledges that, regardless of any action taken by the Company or the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such vesting and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, he or she acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Administrator to satisfy all Tax-Related Items. In this regard, the Grantee authorizes and directs the Company to cause its transfer agent and any manager of the Company’s stock plan benefits to sell on the Grantee’s behalf a whole number of shares of Stock from those shares of Stock issued to the Grantee necessary to satisfy the Tax-Related Items withholding obligations. The Grantee acknowledges that the Grantee shall have no control over the timing of such mandatory sale, and the Company shall use the proceeds from such sale to satisfy the Grantee’s liability for Tax-Related Items.

(c)Notwithstanding the foregoing, if such mandatory sale is prevented by a legal, contractual, regulatory or accounting restriction or if the obligation for Tax-Related Items arises other than in connection with the vesting (and associated settlement) of the Restricted Stock Units, the Grantee authorizes the Company and/or the Service Recipient, or their respective agents, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) requiring the Grantee to make a payment in a form acceptable to the Company; (b) withholding from wages or other cash compensation paid to the Grantee by the Company, including director fees, and/or the Service Recipient; (c) withholding in shares of Stock to be issued upon vesting of the Restricted Stock Units (provided, in the case of Section 16 officer of the Company subject to Section 16 of the Exchange Act of 1934 (the “Exchange Act”), that this method is authorized by the Administrator as constituted in accordance with Rule 16b-3 under the Exchange Act); or (d) any other method of withholding determined by the Administrator and permitted by applicable law.

(d)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Grantee’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares of Stock, or if not refunded, the Grantee may seek a refund from local tax authorities. In the event of under-withholding, the Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

(e)The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

7.          Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8.          No Obligation to Continue Service Relationship. Neither the Company nor the Service Recipient, as applicable, is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or the Service Recipient, as applicable, to terminate the Service Relationship of the Grantee at any time.

9.          Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.        Personal Data. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company may collect and process the Grantee’s personal data, including sharing it with its Subsidiaries and certain agents thereof (together, the “Relevant Companies”) in connection with administering the Plan and performing its obligations under this Agreement (the “Relevant Information”). The Company may also transfer the Grantee’s personal data to countries with privacy laws that may be less protective than those of the Grantee’s country.  The attached Exhibit A -- Privacy Notice, incorporated by reference into this Agreement as if fully set forth herein, further describes how the Grantee’s personal data will be processed and the Grantee’s rights with respect to personal data processed for the purposes of administering the Plan and this Agreement.

11.        Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

12.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards that may be granted under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.Governing Law and Venue. This Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, applied without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Massachusetts, agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts, or the federal courts for the United States for the District of Massachusetts, where this grant is made and/or to be performed.

14.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantee.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Kathryn D. Haviland
Name:	Kathryn D. Haviland
Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:
%%FIRST_NAME%-% %%LAST_NAME%-%
%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-%, %%STATE%-%
%%COUNTRY%-%
%%ZIPCODE%-%

EXHIBIT A

PRIVACY NOTICE

If you, the individual named as the Grantee in the Agreement to which this Exhibit A -- Privacy Notice is attached, choose to participate in the Plan, the Company will collect, use, disclose, and retain certain personal data about you. This Privacy Notice describes how your personal data will be used and to whom it will be disclosed. It also describes your rights with respect to your personal data.

Your personal data is information that identifies you or could reasonably be used to identify you. Your personal data will be processed by the Company (the Data Controller) and Relevant Companies as necessary for the performance of this Agreement and to administer the Plan.

Collection and Use of Personal Data

Personal data collected includes Social Security or other identification number, email address and telephone number, home address, date of birth, salary, nationality, and job title.

Additionally, information about your shares of Stock or directorships held in the Company, details of all Restricted Stock Units, Stock Options or any other entitlement to or eligibility for shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, and other information for which collection and processing is necessary for the purpose of implementing and administering the Plan and/or general performance of this Agreement.

Sharing of Personal Data

Your personal data will be shared with one or more of the Company’s Subsidiaries, affiliates and certain third-party service providers (“Relevant Companies”) in connection with administering the Plan and performing its obligations under the Agreement.

When sharing your personal data with a third-party service provider, we do so for purposes of administering the Plan and we enter into a contract with the service provider that describes the purposes for sharing your personal data and requires the third-party recipient to protect the confidentiality of and secure the personal data shared, and prohibits use or disclosure of the personal data for any purpose except performing the services under the contract, or as necessary to comply with applicable law.

Transfers of Personal Data

Your personal data may be sent to the Company and Relevant Companies in the United States or any country where we have operations or in which we engage service providers, which may include locations outside of your country of residence and where data protection rules may be different from those of your country.  In certain circumstances, courts, law enforcement agencies, regulatory agencies or security authorities in those other countries may be entitled to access your personal data.

If you are located in the European Economic Area (“EEA”), United Kingdom or Switzerland, your personal data may be transferred to any of the Relevant Companies in non-EEA countries that are recognized by the European Commission as providing an adequate level of data protection. For transfers of your personal data to countries not considered adequate by the European Commission, the Company has implemented adequate measures to protect your personal data (for example, putting in place contractual arrangements approved by the European Commission, or Standard Contractual Clauses).

Security

The Company will use reasonable technical, administrative and physical safeguards to help protect your personal data from loss, misuse and unauthorized access or disclosure.

Retention of Information

Your personal data will be retained in accordance with the Company’s legitimate business needs and for purposes of compliance with legal, regulatory, audit and tax requirements for as long as allowed by applicable law. After this period, personal data will be deleted, unless the Company has a legal basis to retain it for a different purpose.

Privacy Rights

Depending on the laws applicable to your location (e.g., European Economic Area, Switzerland, United Kingdom, and various US state laws), you may have the right to request access to, modify, export, delete, etc. your personal data.  These rights are not absolute and only apply in certain circumstances. This means that the Company may be unable or not obligated to grant your request, for example, due to legal requirements to which the Company is subject.

In some cases, in order to grant a request to exercise your rights, the Company may need to collect additional information from you to verify your identity, such as a government-issued identification. The Company will not discriminate against you for exercising your rights, but you will be unable to participate in the Plan if the Company is not able to process your personal data.

In many countries (e.g., European Economic Area Member States, Switzerland, the United Kingdom, etc.) the country Data Protection Authority (DPA) is responsible for making sure that applicable data protection laws are followed.  For more information about your privacy rights, or if you wish to file a complaint, you may contact your local DPA.  A list of European Union supervisory authorities is available here: https://edpb.europa.eu/about-edpb/board/members_en; United Kingdom - Information Commissioner’s Office (ICO): https://ico.org.uk; Switzerland – Federal Data Protection and Information Commissioner:  Data Protection - Switzerland (admin.ch).

Contact Us

For questions about this Privacy Notice, to exercise applicable rights related to your personal data, or for more information about the Company’s privacy and data protection practices, please contact us at the appropriate locations:

EEA, Switzerland, or UK

EUPrivacy@blueprintmedicines.com

United States

Privacy@blueprintmedicines.com

EXHIBIT B

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR EMPLOYEES

UNDER BLUEPRINT MEDICINES CORPORATION

2015 STOCK OPTION AND INCENTIVE PLAN

General Terms and Conditions for Non-U.S. Grantees

This Exhibit B, which is part of the Restricted Stock Unit Award Agreement for Employees, contains additional terms and conditions that will apply to the Grantee if residing outside the United States.

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Blueprint Medicines Corporation 2015 Stock Option and Incentive Plan as amended and restated and the Restricted Stock Unit Award Agreement for Employees.

1.	Nature of Grant. In accepting the Restricted Stock Units, the Grantee acknowledges, understands and agrees that:
(a)

the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)

the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)	all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;
(d)	the Restricted Stock Units and the Grantee’s participation in the Plan shall not be interpreted as forming an employment or services contract with the Company or any Subsidiary;
(e)	the Grantee is voluntarily participating in the Plan;
(f)	the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not intended to replace any pension rights, Director fees or compensation;
(g)

the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for any purpose, and do not confer on Grantee any right to receive Director fees or other compensation in any specific amount;

(h)

unless otherwise agreed with the Company, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of a Subsidiary;

(i)	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;
(j)

no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Grantee’s service as a member of the Board (for any reason whatsoever);

(k)

the Company shall not be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement.

2.

No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying shares of Stock.  The Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

3.

Language.  If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4.

Imposition of Other Requirements.  The Company reserves the right to impose any other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.

Insider Trading Restrictions/Market Abuse Laws.  The Grantee acknowledges that, depending on the Grantee’s country, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect the ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Grantee is responsible for ensuring compliance with any applicable restrictions and is advised to consult a personal legal advisor on this matter.

6.

Foreign Asset/Account Reporting; Exchange Controls.  The Grantee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Grantee’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Grantee’s country.  The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country.  The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to the Grantee’s country through a designated bank or broker and/or within a certain time after receipt.  The Grantee acknowledges that it is the Grantee’s responsibility to be compliant with such regulations, and the Grantee is advised to consult a personal legal advisor for any details.

EXHIBIT C

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR EMPLOYEES

UNDER BLUEPRINT MEDICINES CORPORATION

2015 STOCK OPTION AND INCENTIVE PLAN

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Blueprint Medicines Corporation 2015 Stock Option and Incentive Plan as amended and restated and the Restricted Stock Unit Award Agreement for Employees and the General Terms and Conditions for Non-U.S. Grantees attached thereto as Exhibit B.

Terms and Conditions

This Exhibit C includes additional terms and conditions that govern the Restricted Stock Units granted to the Grantee if the Grantee resides and/or works in a country listed below.  If the Grantee moves to another country after receiving the grant of the Restricted Stock Units, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee.

Notifications

This Exhibit C also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2023.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Grantee not rely on the information in this Exhibit C as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or the Grantee sells shares of Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of a particular result.  Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.

Finally, if the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working (or if the Grantee is considered as such for local law purposes), the information contained herein may not be applicable to the Grantee in the same manner.

FRANCE

Notifications

Restricted Stock Units Not French-Qualified.  The Restricted Stock Units granted under this Agreement are not intended to qualify for the specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Consent to Receive Information in English.  By accepting the Restricted Stock Units, the Grantee confirms having read and understood the Plan and the Agreement, including Exhibits A, B, and this Exhibit C, and all terms and conditions included therein, which were provided in the English language.  The Grantee accepts the terms of those documents accordingly.

En acceptant les Restricted Stock Units, le Titulaire de les Restricted Stock Units confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Titulaire de les Restricted Stock Units accepte les dispositions de ces documents en connaissance de cause.

Exchange Control Information.  If the Grantee imports or exports cash (e.g., proceeds from the sale of shares of Stock acquired under the Plan) with a value equal to or exceeding a certain threshold (currently €10,000), and does not use a financial institution to do so, he or she must submit a report to the customs and excise authorities.

Foreign Asset/Account Reporting Information.  The Grantee must report any shares of Stock and bank or brokerage accounts he or she holds outside France (including any accounts that were opened, used and/or closed during the tax year) on an annual basis, on form No. 3916, together with their income tax return.  It is the Grantee’s responsibility to comply with French foreign asset and account reporting requirements, and neither the Company nor the Service Recipient will be liable for any resulting fines or penalties.

GERMANY

Notifications

Exchange Control Information.  Cross-border payments in excess of €12,500 in connection with the purchase or sale of securities (e.g., transfer of proceeds from the sale of shares of Stock into Germany) must be reported monthly to the German Federal Bank.  In the event that German residents make or receive a payment in excess of this amount, the resident must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via Bundesbank’s website: www.bundesbank.de.  Additional reporting to the Bundesbank via email or telephone may be required.

Foreign Asset/Account Reporting Information.  If the acquisition of shares of Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Grantee will need to report the acquisition when the Grantee files his or her tax return for the relevant year.  A qualified participation is attained if (i) the value of the shares of Stock acquired exceeds €150,000 or (ii) in the unlikely event the Grantee holds shares of Stock exceeding 10% of the Company’s total Stock.

ITALY

Terms and Conditions

Plan Document Acknowledgment.  By accepting the Restricted Stock Units, the Grantee acknowledges that the Grantee has received a copy of the Plan and the Agreement, including Exhibits A, B, and this Exhibit C, has reviewed these documents in their entirety and fully understands and accepts all provisions contained therein.  The Grantee further acknowledges that the Grantee has read and specifically and expressly approves the provisions regarding Section 3: “Termination of Service Relationship,” Section 6: “Tax Withholding,” Section 7: “No Obligation to Continue Service Relationship,” Section 9: “Personal Data,” and Section 12: “Governing Law and Venue” in the Agreement, as well as Section 1: “Nature of Grant,” and Section 3: “Language” in Exhibit B.

Notifications

Foreign Asset/Account Reporting Information.  Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule, or on a special form if he or she is not required to file a tax return) for the year during which the assets are held.  These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets.  Italian residents are subject to a tax on the value of financial assets held outside Italy if the value of such assets exceeds a certain threshold. The taxable amount will be the fair market value of the financial assets (e.g., Restricted Stock Units, shares of Stock) assessed on December 31 or on the last day of the year that the assets were held (if shares of Stock are acquired or sold during the year, the taxable amount is reduced in proportion to the number of days the shares were held during the calendar year).  The tax is assessed as part of the annual tax return.

NETHERLANDS

There are no country-specific provisions.

SPAIN

Notifications

Foreign Asset/Account Reporting Requirement Information.  To the extent the Grantee holds shares of Stock or has a bank account outside of Spain with a value in excess of €50,000 (for each type of asset category) as of December 31 each year, the Grantee will be required to report information on such assets and/or accounts on their tax return Form 720 for such year.  After such shares of Stock or accounts are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported shares or accounts increases by more than €20,000 (for each type of asset category) as of each subsequent December 31, or if the Grantee sells shares of Stock or closes a bank account that was previously reported.

Further, the Grantee is required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts) held abroad, as well as the securities (including shares of Stock acquired under the Plan) held in such accounts, if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 exceed €1,000,000.  More frequent reporting is required if such transaction value or account balances exceed €1,000,000.

Labor Law Acknowledgment.  This provision supplements Section 1: “Nature of Grant” in this Exhibit C:

By accepting the Restricted Stock Units, the Grantee acknowledges, understands and agrees that the Grantee is voluntarily participating in the Plan and has received a copy of the Plan.  The Grantee acknowledges having read and accepts Section 3: “Termination of Service Relationship” of this Agreement, and Section 1: “Nature of Grant” in Exhibit B.

The Grantee understands that the Company, in its sole discretion, has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be officers, employees, Non-Employee Directors and other key persons (including Consultants) of the Company and its Subsidiaries.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates on an ongoing basis over and above the specific terms of the Plan.  Consequently, the Grantee understands that the Restricted Stock Units are granted on the assumption and condition that neither the Restricted Stock Units nor the shares of Stock acquired at vesting of the Restricted Stock Units shall become a part of any employment or other service contract (either with the Company or any of its Subsidiaries or affiliates) nor shall they be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  Further, the Grantee understands and freely accepts that the future value of the Restricted Stock Units and shares of Stock is unknown and unpredictable.  In addition, the Grantee understands that the grant would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Restricted Stock Units grant shall be null and void.

The Grantee also understands and agrees that subject to any exceptions set forth in Section 3: “Termination of Service Relationship” of this Agreement, in the event of the termination of the Grantee’s Service Relationship for any reason (including the reasons listed below), the Restricted Stock Units will cease vesting and any entitlement to exercise vested Restricted Stock Units will start to run immediately effective on the date the Grantee is no longer providing services to the Service Recipient or the Company or any of its Subsidiaries.  In particular, the Grantee understands and agrees that any unvested Restricted Stock Units will be forfeited without entitlement to the underlying shares of Stock or to any amount as indemnification in the event of a termination of the Grantee’s Service Relationship as described in the Agreement prior to vesting of the Restricted Stock Units by reason of, including but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (e.g., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985.

Securities Law Information.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Restricted Stock Units.  The Plan and the Agreement have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

SWITZERLAND

Notifications

Securities Law Information. The offering of participation in the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee or service provider of the Company or a Subsidiary or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

Foreign Asset / Account Reporting Information. Swiss residents are required to declare all of their foreign bank and brokerage accounts in which they hold cash or securities, including the accounts that were opened and/or closed during the tax year, as well as any other assets, on an annual basis on in their tax return. This includes Restricted Stock Units granted to the Grantee under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that the Grantee is required to file with the Grantee’s tax return.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 6: “Tax Withholding” in the Agreement:

Without limitation to Section 6 of the Agreement, the Grantee hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient, as applicable, or by His Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Grantee also hereby agrees to indemnify and keep indemnified the Company and the Service Recipient, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Grantee understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Grantee, if the indemnification could be considered to be a loan.  In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Grantee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Grantee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Service Recipient (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Grantee by any of the means referred to in Section 6 of the Agreement.

Section 431 Election.  If the Grantee is or becomes a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act) prior to vesting of the Restricted Stock Units, the Company may require, as a condition of participation in the Plan and the settlement of the Restricted Stock Units, that the Grantee enter into, jointly with the Service Recipient, an election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Sections 423 and 424 of ITEPA 2003) (the “431 Election”).  This election will be to treat the shares of Stock acquired pursuant to the vesting of the Restricted Stock Units as if such shares were not restricted securities (for U.K. tax purposes only) despite the Company's clawback policy under the U.S. Dodd-Frank Act of 2010.  If the Grantee does not enter into the 431 Election if and when requested by the Company, the Grantee will not be entitled to vest in the Restricted Stock Units and no shares of Stock will be issued to the Grantee, without any liability to the Company, the Service Recipient or any Subsidiary or affiliate.